Exhibit 99.1

Perry Ellis International Announces Strong Results for Second Quarter of Fiscal 2011.

•	Company increased earnings per share guidance range for 2011 full fiscal year to $1.53 – $1.68 from previous range of $1.45 – $1.60
•	Total revenues increased to $161.8 million up 2% from $159.2 last year
•	EBITDA increased to $4.2 million compared to $1.5 million last year
•	Net loss for the quarter of ($2.0) million compared to ($5.3) million last year
•	Loss per fully diluted share of ($0.15) as compared to ($0.42) last year
•	Further strengthened balance sheet and liquidity position – ended Q2 with $43 million in cash and full availability on the senior credit facility

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the second quarter ended July 31, 2010 (“second quarter fiscal 2011”) and six months ended July 31, 2010 (“first half of fiscal 2011”).

Second Quarter Results from Operations

“We are very proud to report solid results for the second quarter of this year. Our ability to continue delivering strong results in this volatile economic environment remains a testament to the strength of our business model, our portfolio of brands, and our dedication to product innovation and delivery. As our wholesale and direct-to-consumer businesses continue to see positive results we look forward to a strong second half of fiscal 2011,” commented Oscar Feldenkreis, President and Chief Operating Officer of Perry Ellis International.

For the second quarter of fiscal 2011, total revenues increased 2% to $161.8 million compared to $159.2 million reported in the comparable period ended August 1, 2009 (“second quarter fiscal 2010”). As previously announced, excluding the planned exit of $11 million in unprofitable businesses from last year the Company increased revenues by 9% throughout the second quarter of this year.

Gross margins for the second quarter of fiscal 2011 expanded by 510 basis points to 36.0% compared to 30.9% in the comparable prior year period. This expansion was driven by continued operational improvements in several of our more challenged businesses and strong inventory discipline resulting in higher levels of full-price selling across many of the Company’s businesses in the wholesale channels of distribution. The Company’s owned retail stores also continue to experience higher gross margins, contributing to the overall enhanced performance of the business.

Earnings before interest, tax, depreciation and amortization (“EBITDA”) for the second quarter of fiscal 2011 reached $4.2 million compared to $1.5 million in the prior year comparable period. A table showing the reconciliation of net income to EBITDA is attached. Also for the second quarter of fiscal 2011 the Company reported a net loss of ($2.0) million, representing a loss per fully diluted share of ($0.15) compared to a net loss of ($5.3) million or ($0.42) per fully diluted share, in the comparable period.

First Half Operations Review

For the six months ended July 31, 2010 total revenues increased 1% to $382.1 million from $379.2 million during the six months ended August 1, 2009 (“first half of fiscal 2010”). However, excluding the planned exit of a total of $28 million in unprofitable businesses throughout the first half of fiscal year 2011, total revenues increased approximately 9%.

Throughout the first half of fiscal 2011 the Company’s excellent financial performance and growth story has been fueled by the execution of its strategy to increase sales of higher-margin branded product categories and brands in an effort to drive gross margin and position the Company for sustained long term growth and enhanced profitability. For the first half of the year gross margins have expanded 460 basis points to 35.8% compared to 31.2% during the comparable period last year.

The Company also improved EBITDA margin by 280 basis points to 7.1% for the first half of the year compared to the same period last year. Net income significantly increased to $9.2 million compared to net income of $0.5 million during the same period last year.

Balance Sheet Update

Throughout the second quarter of fiscal 2011 the Company continued improving its balance sheet and remains in a solid financial position. The continued discipline in working capital management allowed the Company to keep its senior credit facility undrawn at the end of second quarter fiscal 2011. Additionally, the Company reported $43.4 million in cash and cash equivalents at quarter end.

Strong cash flow continued to allow the Company to significantly reduce its debt level. At the end of the first half of fiscal 2011, senior subordinated notes decreased to $105.5 million, a reduction of $24.4 million compared to the beginning of fiscal 2011. As a result, net debt to total capital declined to 24% as compared to 34% for the prior fiscal year ended January 30, 2010.

Fiscal 2011 Guidance

“Despite the continued uncertainty in the consumer environment today, we remain vigilant yet confident that our business platforms will continue to perform to our expectations and allow us to continue on our path of revenue growth and gross margin expansion throughout the remainder of the year,” commented George Feldenkreis, Chairman and Chief Executive Officer.

“The men’s market continues to outpace all other areas in the retail arena today, as evidenced by most retailers’ announcements. We are well positioned to continue our positive performance in the second half of the year, and are pleased to raise our full earnings guidance. We remain confident that we will continue to deliver outstanding results for all of our stakeholders,” continued Mr. Feldenkreis.

Based on better-than-expected results throughout the first half of fiscal 2011, the Company has updated its fiscal 2011 full year earnings per share guidance to a range of $1.53 – $1.68, compared to it previous range of $1.45 – $1.60. The Company has maintained and reconfirmed its full year revenue guidance in the range of $775 – $795 million for fiscal 2011.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men's and women's apparel, accessories, and fragrances. The Company's collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men's and women's swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Centro®, Solero®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star®, MCD® John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties including Pierre Cardin® for men’s sportswear, Nike® and Jag® for swimwear, and Callaway®, TOP-FLITE®, PGA TOUR® and Champions Tour® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "anticipate," "could," "may," "might," "potential," "predict," "should," "estimate," "expect," "project," "believe," "plan," "envision," "continue," "intend," "target," "contemplate," or "will" and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International's filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis' filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

ICR, Inc.

Allison Malkin, 203-682-8225

SOURCE: Perry Ellis International, Inc.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Six Months Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Revenues
Net sales	$155,622	$152,980	$369,864	$367,018
Royalty income	6,132	6,189	12,239	12,195

Total revenues	161,754	159,169	382,103	379,213
Cost of sales	103,601	109,961	245,206	260,771

Gross profit	58,153	49,208	136,897	118,442
Operating expenses
Selling, general and administrative expenses	53,249	47,700	108,875	102,074
Depreciation and amortization	3,018	3,390	6,137	7,013

Total operating expenses	56,267	51,090	115,012	109,087

Operating income (loss)	1,886	(1,882)	21,885	9,355
Cost on early extinguishment of debt	730	—	730	—
Interest expense	3,361	3,966	7,108	8,584

Income (loss) before income taxes	(2,205)	(5,848)	14,047	771
Income tax (benefit) provision	(317)	(694)	4,559	133

Net (loss) income	(1,888)	(5,154)	9,488	638

Less: net income attributed to noncontrolling interest	85	154	262	97

Net (loss) income attributed to Perry Ellis International, Inc.	$(1,973)	$(5,308)	$9,226	$541

Net (loss) income attributed to Perry Ellis International, Inc. per share
Basic	$(0.15)	$(0.42)	$0.71	$0.04

Diluted	$(0.15)	$(0.42)	$0.66	$0.04

Weighted average number of shares outstanding
Basic	13,170	12,669	13,019	12,685
Diluted	13,170	12,669	14,029	12,719

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	July 31, 2010	January 30, 2010

Assets
Current assets:
Cash and cash equivalents	$43,388	$18,269
Accounts receivable, net	85,319	139,934
Inventories	114,907	112,315
Other current assets	28,969	24,822

Total current assets	272,583	295,340

Property and equipment, net	55,988	60,467
Intangible assets	200,315	200,315
Other assets	4,664	5,194

Total assets	$533,550	$561,316

Liabilities and equity
Current liabilities:
Accounts payable	$41,574	$65,203
Accrued expenses and other liabilities	23,605	31,597
Accrued interest payable	3,642	4,482
Unearned revenues	5,880	6,002

Total current liabilities	74,701	107,284

Long term liabilities:
Senior subordinated notes payable	105,487	129,870
Real estate mortgages	26,136	13,712
Deferred pension obligation	15,060	17,237
Unearned revenues and other long-term liabilities	25,967	23,097

Total long-term liabilities	172,650	183,916

Total liabilities	247,351	291,200

Equity:

Preferred stock	—	—
Common stock	166	161
Additional paid-in-capital	114,146	107,527
Retained earnings	189,064	179,838
Accumulated other comprehensive loss	(3,684)	(3,655)
Treasury stock at cost	(17,415)	(17,415)

Total Perry Ellis International, Inc. stockholders’ equity	282,277	266,456

Noncontrolling interest	3,922	3,660

Total stockholders’ equity	286,199	270,116

Total liabilities and stockholders’ equity	$533,550	$561,316

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Six Months Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Net (loss) income attributed to Perry Ellis International, Inc.	$(1,973)	$(5,308)	$9,226	$541
Plus:
Depreciation and amortization	3,018	3,390	6,137	7,013
Interest expense	3,361	3,966	7,108	8,584
Net income attributable to noncontrolling interest	85	154	262	97
Income tax (benefit) provision	(317)	(694)	4,559	133

EBITDA	$4,174	$1,508	$27,292	$16,368

Gross profit	$58,153	$49,208	$136,897	$118,442
Less:
Selling, general and administrative expenses and cost on early extinguishment of debt	(53,979)	(47,700)	(109,605)	(102,074)

EBITDA	$4,174	$1,508	$27,292	$16,368

Total revenues	$161,754	$159,169	$382,103	$379,213

EBITDA margin percentage of revenues	2.6%	0.9%	7.1%	4.3%

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization and noncontrolling interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.